                          SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement       [_] Confidential, for Use of the
                                          Commission Only (as permitted by
                                          Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                          THERMO CARDIOSYSTEMS INC
              ------------------------------------------------
              (Name of Registrant as Specified In Its Charter)

                          THERMO CARDIOSYSTEMS INC
              ------------------------------------------------
                 (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (check the appropriate box):

[X] No fee required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ________________________________________________________________________

    (2) Aggregate number of securities to which transaction applies:

        ________________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ________________________________________________________________________

    (4) Proposed maximum aggregate value of transaction:

        ________________________________________________________________________

    (5) Total fee paid:

        ________________________________________________________________________

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ________________________________________________________________________

    (2) Form, Schedule or Registration Statement No.:

        ________________________________________________________________________

    (3) Filing Party:

        ________________________________________________________________________

    (4) Date Filed:

        ________________________________________________________________________

THERMO CARDIOSYSTEMS INC.

470 Wildwood Street
P.O. Box 2697
Woburn, Massachusetts 01888-2697



                                                                  April 23, 1998

Dear Stockholder:

     The enclosed Notice calls the 1998 Annual Meeting of the Stockholders of Thermo Cardiosystems Inc. I respectfully request that all Stockholders attend this meeting, if possible.

     Our Annual Report for the year ended January 3, 1998, is enclosed. I hope you will read it carefully. Feel free to forward any questions you may have if you are unable to be present at the meeting.

     Enclosed with this letter is a proxy authorizing three officers of the Corporation to vote your shares for you if you do not attend the meeting. Whether or not you are able to attend the meeting, I urge you to complete your proxy and return it to our transfer agent, American Stock Transfer & Trust Company, in the enclosed addressed, postage-paid envelope, as a quorum of the Stockholders must be present at the meeting, either in person or by proxy.


I would appreciate your immediate attention to the mailing of this proxy.

                                    Yours very truly,


                                    VICTOR L. POIRIER
                           President and Chief Executive Officer

THERMO CARDIOSYSTEMS INC.

470 Wildwood Street
P.O. Box 2697
Woburn, Massachusetts 01888-2697

                                                                  April 23, 1998


To the Holders of the Common Stock of
THERMO CARDIOSYSTEMS INC.



                            NOTICE OF ANNUAL MEETING

     The 1998 Annual Meeting of the Stockholders of Thermo Cardiosystems Inc. (the "Corporation") will be held on Monday, June 1, 1998, at 1:30 p.m. at The Hyatt Regency Scottsdale Resort at Gainey Ranch, 7500 East Doubletree Ranch Road, Scottsdale, Arizona, 85258. The purpose of the meeting is to consider and take action upon the following matters:

     1. Election of seven directors.

     2. Such other business as may properly be brought before the meeting and any adjournment thereof.

     The transfer books of the Corporation will not be closed prior to the meeting, but, pursuant to appropriate action by the board of directors, the record date for the determination of the Stockholders entitled to receive notice of and to vote at the meeting is April 3, 1998.

     The By-laws require that the holders of a majority of the stock issued and outstanding and entitled to vote be present or represented by proxy at the meeting in order to constitute a quorum for the transaction of business. It is important that your shares be represented at the meeting regardless of the number of shares you may hold. Whether or not you are able to be present in person, please sign and return promptly the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States.

     This Notice, the proxy and proxy statement enclosed herewith are sent to you by order of the board of directors.

                                    SANDRA L. LAMBERT
                                     Clerk

                                PROXY STATEMENT

     The enclosed proxy is solicited by the board of directors of Thermo Cardiosystems Inc. (the "Corporation") for use at the 1998 Annual Meeting of the Stockholders (the "Meeting") to be held on Monday, June 1, 1998, at 1:30 p.m. at The Hyatt Regency Scottsdale Resort at Gainey Ranch, Scottsdale, Arizona, and any adjournment thereof. The mailing address of the executive office of the Corporation is 470 Wildwood Street, P.O. Box 2697, Woburn, Massachusetts 01888-2697. This proxy statement and the enclosed proxy were first furnished to Stockholders of the Corporation on or about April 29, 1998.


                               VOTING PROCEDURES

     The board of directors intends to present to the Meeting the election of seven directors, constituting the entire board of directors.

     The representation in person or by proxy of a majority of the outstanding shares of the common stock of the Corporation, $.10 par value, (the "Common Stock") entitled to vote at the Meeting is necessary to provide a quorum for the transaction of business at the Meeting. Shares can be voted only if the Stockholder is present in person or is represented by returning a properly signed proxy. Each Stockholder's vote is very important. Whether or not you plan to attend the Meeting in person, please sign and promptly return the enclosed proxy card, which requires no postage if mailed in the United States. All signed and returned proxies will be counted towards establishing a quorum for the Meeting, regardless of how the shares are voted.

     Shares represented by proxy will be voted in accordance with your instructions. You may specify your choice by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted for the management nominees for directors and as the individuals named as proxy holders on the proxy deem advisable on all other matters as may properly come before the Meeting.

     In order to be elected a director, a nominee must receive the affirmative vote of a majority of the shares of Common Stock present and entitled to vote on the election. Withholding authority to vote for a nominee for director will be treated as shares present and entitled to vote and, for purposes of determining the outcome of the vote, will have the same effect as a vote against the nominee. With respect to the election of directors, broker "non-votes" will not be treated as shares present and entitled to vote on a voting matter and will have no effect on the outcome of the vote. A broker "non-vote" occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner.

     A Stockholder who returns a proxy may revoke it at any time before the Stockholder's shares are voted at the Meeting by written notice to the Clerk of the Corporation received prior to the Meeting, by executing and returning a later dated proxy or by voting by ballot at the Meeting.

     The outstanding stock of the Corporation entitled to vote (excluding shares held in treasury by the Corporation) as of April 3, 1998, consisted of 35,692,784 shares of Common Stock. Only Stockholders of record at the close of business on April 3, 1998, are entitled to vote at the Meeting. Each share is entitled to one vote.

                                 - PROPOSAL 1 -

                             ELECTION OF DIRECTORS

     Seven directors are to be elected at the Meeting, each to hold office until his successor is chosen and qualified or until his earlier resignation, death or removal.


NOMINEES FOR DIRECTORS

     Set forth below are the names of the persons nominated as directors, their ages, their offices in the Corporation, if any, their principal occupation or employment for the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships. Information regarding their beneficial ownership of the Corporation's Common Stock and of the common stock of its parent company, Thermedics Inc. ("Thermedics"), a manufacturer of product quality-assurance systems, security devices and biomedical products, and Thermedics' parent company, Thermo Electron Corporation ("Thermo Electron"), a provider of diversified products and services for biomedical, instrument and environmental markets, is reported under the caption "Stock Ownership." All of the nominees are currently directors of the Corporation.


-----------------------------------------------------------------------------------------------------------------------------------

WALTER J. BORNHORST               Dr. Bornhorst, 57, has been a director of the Corporation since 1988. Since
                                  1994, Dr. Bornhorst has been the chairman of Z Corporation, a developer of rapid prototyping equipment. From 1985 to 1992, Dr. Bornhorst was senior vice president of Thermo Electron. He is also a director of Thermo Fibertek Inc.
-----------------------------------------------------------------------------------------------------------------------------------

ELIAS P. GYFTOPOULOS              Dr. Gyftopoulos, 70, has been a director of the Corporation since September
                                  1994. He is Professor Emeritus of The Massachusetts Institute of Technology,
                                  where he was the Ford Professor of Mechanical Engineering and of Nuclear
                                  Engineering for more than 20 years prior to his retirement in 1996. Dr.
                                  Gyftopoulos is also a director of Thermo BioAnalysis Corporation, Thermo
                                  Electron, ThermoLase Corporation, Thermo Remediation Inc., ThermoSpectra
                                  Corporation, Thermo Vision Corporation, Thermo Voltek Corp. and Trex Medical
                                  Corporation.
-----------------------------------------------------------------------------------------------------------------------------------

JOHN T. KEISER                    Mr. Keiser, 62, has been a director of the Corporation since April 1997.  Mr.
                                  Keiser has been a vice president of Thermo Electron since April 1997.  Mr.
                                  Keiser was appointed the president of Thermedics in March 1998, and from 1994 to March 1998 was senior vice president of Thermedics.  Since 1994, Mr.
                                  Keiser has also been the president of Thermo Biomedical Inc., a wholly owned subsidiary of Thermo Electron, a manufacturer of medical equipment and instruments.  Mr. Keiser was president of the Eberline Instrument division of
                                  Thermo Instrument Systems Inc., a majority-owned subsidiary of Thermo
                                  Electron, from 1985 to July 1994.  The Eberline Instrument division manufactures radiation detection and counting instrumentation and radiation monitoring systems.  Mr. Keiser is also a director of Metrika Systems
                                  Corporation, Thermedics, Thermedics Detection and Trex Medical Corporation.
-----------------------------------------------------------------------------------------------------------------------------------

LEONARD LASTER                    Dr. Laster, 69, has been a director of the Corporation since 1988. Dr. Laster has been the Distinguished University Professor of Medicine and Health Policy
                                  and Chancellor Emeritus of the University of Massachusetts Medical Center
                                  since 1990. Dr. Laster has also been a consultant to the Biomedical Research
                                  Foundation of Northwest Louisiana.
-----------------------------------------------------------------------------------------------------------------------------------

VICTOR L. POIRIER                 Mr. Poirier, 56, has been a director of the Corporation since 1991. Mr.
                                  Poirier has been president of the Corporation since 1990 and chief executive officer of the Corporation since 1991.  Mr. Poirier has been a senior vice president of Thermedics since 1985.
----------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------

JOHN W. WOOD JR.                  Mr. Wood, 54, has been chairman of the board and a director of the
                                  Corporation since 1988. Mr. Wood has been a senior vice president of Thermo
                                  Electron since November 1995 and, prior to his promotion, was a vice president of Thermo Electron from September 1994.  Mr. Wood was president and chief executive officer of Thermedics from 1984 through March 1998, and since
                                  March 1998 has been the chairman of the board of Thermedics.  Mr. Wood is also a director of Thermedics, Thermedics Detection Inc., Thermo Sentron Inc.
                                  and Thermo Voltek Corp.
-----------------------------------------------------------------------------------------------------------------------------------

NICHOLAS T. ZERVAS                Dr. Zervas, 69, has been a director of the Corporation since 1989. Dr. Zervas has been Chief of Neurological Service, Massachusetts General Hospital, since
                                  1977. Dr. Zervas is also a director of Thermedics, ThermoLase Corporation and
                                  ThermoTrex Corporation.
----------------------------------------------------------------------------------------------------------------

COMMITTEES OF THE BOARD OF DIRECTORS AND MEETINGS

     The board of directors has established an audit committee and a human resources committee, each consisting solely of outside directors. The present members of the audit committee are Dr. Laster (Chairman) and Dr. Zervas. The audit committee reviews the scope of the audit with the Corporation's independent public accountants and meets with them for the purpose of reviewing the results of the audit subsequent to its completion. The present members of the human resources committee are Dr. Zervas (Chairman), Dr. Gyftopoulos and Dr. Laster. The human resources committee reviews the performance of senior members of management, approves executive compensation and administers the Corporation's stock option and other stock-based compensation plans. The Corporation does not have a nominating committee of the board of directors. The board of directors met ten times, the audit committee met twice and the human resources committee met four times during fiscal 1997. Each director attended at least 75% of all meetings of the board of directors and committees on which he served held during fiscal 1997.


COMPENSATION OF DIRECTORS


     CASH COMPENSATION

     Directors who are not employees of the Corporation, of Thermo Electron or of any other companies affiliated with Thermo Electron (also referred to as "outside directors") receive an annual retainer of $2,000 and a fee of $1,000 per day for attending regular meetings of the board of directors and $500 per day for participating in meetings of the board of directors held by means of conference telephone and for participating in certain meetings of committees of the board of directors. Payment of directors' fees is made quarterly. Mr. Keiser, Mr. Poirier and Mr. Wood are all employees of Thermo Electron companies and do not receive any cash compensation from the Corporation for their services as directors. Directors are also reimbursed for out-of-pocket expenses incurred in attending such meetings.


     DEFERRED COMPENSATION PLAN

     Under the deferred compensation plan for directors (the "Deferred Compensation Plan"), a director has the right to defer receipt of his cash fees until he ceases to serve as a director, dies or retires from his principal occupation. In the event of a change in control or proposed change in control of the Corporation that is not approved by the board of directors, deferred amounts become payable immediately. Either of the following is deemed to be a change of control: (a) the acquisition, without the prior approval of the board of directors, directly or indirectly, by any person of 50% or more of the outstanding Common Stock or the outstanding common stock of Thermedics or 25% or more of the outstanding common stock of Thermo Electron; or (b) the failure of the persons serving on the board of directors immediately prior to any contested election of directors or any exchange offer or tender offer for the Common Stock or the common stock of Thermedics or 25% or more of the outstanding common stock of Thermo Electron to constitute a majority of the board of directors at any time within two years following any such event. Amounts deferred pursuant to the Deferred Compensation Plan are valued at the end of each quarter as units of the Corporation's Common Stock. When payable, amounts deferred may be disbursed solely in shares of Common Stock accumulated under the Deferred Compensation Plan. A total of 140,625 shares of Common Stock have been reserved for issuance under the Deferred Compensation Plan. As of March 1, 1998, deferred units equal to 9,647.87 shares of Common Stock were accumulated under the Deferred Compensation Plan.


     DIRECTORS STOCK OPTION PLAN

     The Corporation's directors stock option plan (the "Directors Plan") provides for the grant of stock options to purchase shares of Common Stock of the Corporation to outside directors as additional compensation for their service as directors. Under the Directors Plan, outside directors are automatically granted options to purchase 1,000 shares of the Common Stock annually at the close of business on the date of each Annual Meeting of the Stockholders of the Corporation. Options evidencing annual grants may be exercised at any time from and after the six-month anniversary of the grant date of the option and prior to the expiration of the option on the third anniversary of the grant date. Shares acquired upon exercise of the options are subject to repurchase by the Corporation at the exercise price if the recipient ceases to serve as a director of the Corporation or any other Thermo Electron company prior to the first anniversary of the grant date.

     The exercise price for options granted under the Directors Plan is the average of the closing prices of the Common Stock as reported on the American Stock Exchange (or other principal market on which the Common Stock is then traded) for the five trading days immediately preceding and including the date of grant, or, if the shares are not then traded, at the last price per share paid by third parties in an arms-length transaction prior to the option grant. As of March 1, 1998, options to purchase 25,700 shares of Common Stock had been granted and were outstanding under the Directors Plan, no options had lapsed and 11,850 options had been exercised, and options to purchase 37,450 shares of Common Stock were available for future grant under the Directors Plan.


STOCK OWNERSHIP POLICIES FOR DIRECTORS

     During 1996, the human resources committee of the board of directors (the
"Committee") established a stock holding policy for directors.   The stock
holding policy requires each director to hold a minimum of 1,000 shares of Common Stock. Directors are requested to achieve this ownership level by the 1998 Annual Meeting of Stockholders. The chief executive officer of the Corporation is required to comply with a separate stock holding policy established by the Committee in 1996, which is described in "Committee Report on Executive Compensation - Stock Ownership Policies."

     In addition, the Committee adopted a policy requiring directors to hold shares of the Corporation's Common Stock equal to one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the option. This policy is also applicable to executive officers and is described in "Committee Report on Executive Compensation - Stock Ownership Policies.


                                STOCK OWNERSHIP

     The following table sets forth the beneficial ownership of Common Stock, as well as the common stock of Thermedics, the Corporation's parent company, and of Thermo Electron, Thermedics' parent company, as of March 1, 1998, with respect to (i) each director, (ii) each executive officer named in the summary compensation table under the heading "Executive Compensation" and (iii) all directors and executive officers as a group. In addition, the following table sets forth the beneficial ownership of Common Stock, as of March 1, 1998, with respect to each person who was known by the Corporation to own beneficially more than 5% of the outstanding shares of Common Stock.

     While certain directors and executive officers of the Corporation are also directors and executive officers of Thermo Electron or its subsidiaries other than the Corporation, and all such persons disclaim beneficial ownership of the shares of common stock beneficially owned by Thermo Electron.

                                         THERMO CARDIOSYSTEMS     THERMEDICS       THERMO
              NAME (1)                         INC. (2)             INC.(3)      ELECTRON (4)
              -------                          --------             -------      ------------
Thermo Electron Corporation (5)              3,294,816                  N/A              N/A
Putnam Investments, Inc. (6)                 3,294,816                  N/A              N/A
Walter J. Bornhorst                              6,900                    0            9,415
Elias P. Gyftopoulos                            15,500               10,048           72,067
John T. Keiser                                  35,750               21,093          175,283
Timothy J. Krauskopf                            64,896                    0            1,046
Leonard Laster                                  14,779                    0                0
Victor L. Poirier                              201,127               71,195           51,398
Betty A. Silverstein-Russell                   177,800               13,455           24,209
John W. Wood Jr.                                60,332              188,406          272,157
Nicholas T. Zervas                              48,418               27,873                0
All directors and  executive
     officers as a group (11 persons)          627,923              417,060        1,418,402


(1) Except as reflected in the footnotes to this table, shares beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children, and all share ownership includes sole voting and investment power.

(2) Shares of the Common Stock beneficially owned by Dr. Bornhorst, Dr. Gyftopoulos, Mr. Keiser, Mr. Krauskopf, Dr. Laster, Mr. Poirier, Ms. Silverstein-Russell, Mr. Wood, Dr. Zervas and all directors and executive officers as a group include 5,750, 15,500, 35,750, 62,000, 2,000, 158,750,
     114,675, 53,450, 13,700 and 495,075 shares, respectively, that such person or group has the right to acquire within 60 days of March 1, 1998, through the exercise of stock options. Shares beneficially owned by Dr. Laster, Dr. Zervas and all directors and executive officers as a group include 2,379, 7,268 and 9,647 full shares, respectively, that had been allocated through March 1, 1998, to their respective accounts maintained under the Corporation's Deferred Compensation Plan for directors. Shares of the Common Stock beneficially owned by Ms. Silverstein-Russell include 157 shares owned by her spouse and 33,500 shares her spouse has the right to acquire within 60 days of March 1, 1998, through the exercise of stock options. Shares of the Common Stock beneficially owned by Mr. Wood include 1,122 shares held in custodial accounts for the benefit of two minor children. Shares beneficially owned by Mr. Zervas include 19,000 shares held by his spouse. No director or executive officer beneficially owned more than 1% of the Common Stock outstanding as of March 1, 1998; all directors and executive officers as a group beneficially owned 1.6% of the Common Stock outstanding as of such date.

(3) Shares of the common stock of Thermedics beneficially owned by Dr. Gyftopoulos, Mr. Keiser, Mr. Poirier, Ms. Silverstein-Russell, Mr. Wood, Dr. Zervas and all directors and executive officers as a group include 4,500, 17,300, 30,100, 12,000, 130,700, 9,650 and 273,250 shares, respectively, that such person or group had the right to acquire within 60 days after March 1, 1998, through the exercise of stock options. Shares of the common stock of Thermedics beneficially owned by all directors and executive officers as a group include 3,031 full shares, allocated through March 1, 1998, to their respective accounts maintained pursuant to Thermo Electron's employee stock ownership plan (the "ESOP"), of which the trustees, who have investment power over its assets, are executive officers of Thermo Electron. Shares beneficially owned by Dr. Zervas and all directors and executive officers as a group include 7,723 full shares allocated through March 1, 1998, to Dr. Zervas' account maintained pursuant to Thermedics' deferred compensation plan for directors. Shares of common stock of Thermedics beneficially owned by Mr. Wood include 2,600 shares held by him in custodial accounts for the benefit of two minor children.
     No director or executive officer beneficially owned more that 1% of the common stock of Thermedics outstanding as of March 1, 1998; all directors and executive officers as a group beneficially owned 1.1% of such common stock outstanding as of such date.

(4) Shares of the common stock of Thermo Electron beneficially owned by Dr. Gyftopoulos, Mr. Keiser, Mr. Krauskopf, Mr. Poirier, Ms. Silverstein-Russell, Mr. Wood and all directors and executive officers as a group include 10,375, 134,397, 100, 46,250, 20,887, 230,458 and 1,147,939
     shares, respectively, that such person or group has the right to acquire within 60 days of March 1, 1998, through the exercise of stock options. Shares of the common stock of Thermo Electron beneficially owned by Ms. Silverstein-Russell includes 168 shares owned by her spouse. Shares beneficially owned by Mr. Krauskopf include 557 shares held by his spouse. Shares of the common stock of Thermo Electron beneficially owned by all directors and executive officers as a group include 3,462 full shares, respectively, allocated through March 1, 1998 to their respective accounts maintained pursuant to the ESOP. The directors and executive officers did not individually or as a group beneficially own more than 1% of the Thermo Electron common stock outstanding as of March 1, 1998.

(5) As of March 1, 1998, Thermo Electron Corporation, directly and through its majority-owned subsidiary Thermedics, beneficially owned approximately 59.5% of the outstanding Common Stock. Thermo Electron's address is 81 Wyman Street, Waltham, Massachusetts 02254-9046. As of March 1, 1998, Thermo Electron had the power to elect all of the members of the Corporation's board of directors.

(6) Information regarding the number of shares of the Common Stock beneficially owned by Putnam Investments, Inc. is based on the most recent Schedule 13G of Putnam Investments, Inc. received by the Corporation, which reported such ownership as of December 31, 1997. The address of Putnam Investments, Inc. is One Post Office Square, Boston, Massachusetts 02109. Based on such information, as of December 31, 1997, Putnam Investments, Inc. beneficially owned 8% of the Common Stock outstanding as of March 1, 1998.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and executive officers, and beneficial owners of more than 10% of the Common Stock, such as Thermo Electron, to file with the Securities and Exchange Commission initial reports of ownership and periodic reports of changes in ownership of the Corporation's securities. Based upon a review of such filings, all Section 16(a) filing requirements applicable to such persons were complied with during 1997, except in the following instances. Thermo Electron filed three Forms 4 late, reporting a total of ten transactions, including five open market purchases of shares of Common Stock and five transactions associated with the grant and exercise of options to purchase Common Stock granted to employees under its stock option program.


                             EXECUTIVE COMPENSATION


SUMMARY COMPENSATION TABLE

     The following table summarizes compensation for services to the Corporation in all capacities awarded to, earned by or paid to the Corporation's chief executive officer and its two other most highly compensated executive officers for the last three fiscal years. No other executive officer of the Corporation met the definition of "highly compensated" within the meaning of the Securities and Exchange Commission's executive compensation disclosure rules.

     The Corporation is required to appoint certain executive officers and full-time employees of Thermo Electron as executive officers of the Corporation, in accordance with the Thermo Electron Corporate Charter. The compensation for these executive officers is determined and paid entirely by Thermo Electron. The time and effort devoted by these individuals to the Corporation's affairs is provided to the Corporation under the Corporate Services Agreement between the Corporation and Thermo Electron. Accordingly, the compensation for these individuals is not reported in the following table.

                                                    SUMMARY COMPENSATION TABLE
------------------------------------------------------------------------------------------------------------------------------------
                                                                        LONG TERM
                                                                       COMPENSATION
                                                                       ------------
                                         ANNUAL COMPENSATION      SECURITIES UNDERLYING
          NAME AND            FISCAL     -------------------      OPTIONS (NO. OF SHARES       ALL OTHER
     PRINCIPAL POSITION        YEAR      SALARY        BONUS          AND COMPANY(1)         COMPENSATION(2)
     ------------------        ----      ------        -----          --------------         ---------------
Victor L. Poirier              1997      $160,000     $108,000            34,500 (TCA)            $7,125
  President and Chief                                                        800 (TMO)
  Executive Officer                                                        3,600 (TMD)
                               1996      $150,000     $164,500             4,500 (TCA)            $6,750
                                                                             900 (TMO)
                                                                           4,000 (TMD)
                                                                           2,000 (TBA)
                                                                           2,000 (TFG)
                                                                           2,000 (TLT)
                                                                           6,000 (TOC)
                                                                           6,000 (TMQ)
                                                                           7,500 (TSR)
                                                                           4,000 (TXM)
                               1995      $141,000     $113,000             5,500 (TCA)            $6,750
                                                                          15,750 (TMO)
                                                                           5,000 (TLZ)
------------------------------------------------------------------------------------------------------------------------------------


Betty A. Silverstein-Russell   1997      $120,000      $35,000            23,700 (TCA)            $5,344
  Senior Vice President                                                      600 (TMO)
                               1996      $110,000      $55,250             5,300 (TCA)            $5,344
                                                                           8,100 (TMO)
                                                                           4,000 (TXM)
                               1995      $103,000      $51,500             3,600 (TCA)            $5,197
                                                                          10,500 (TMO)
------------------------------------------------------------------------------------------------------------------------------------


Timothy J. Krauskopf (3)       1997      $110,000      $20,000            20,000 (TCA)            $5,344
  Vice President,                                                            100 (TMO)
  Regulatory Affairs           1996       $85,000      $22,500                --                  $4,320
------------------------------------------------------------------------------------------------------------------------------------



(1) In addition to grants of options to purchase Common Stock of the Corporation (designated in the table as TCA), the named executive officers of the Corporation have been granted options to purchase common stock of Thermo Electron and certain of its other subsidiaries as part of Thermo Electron's stock option program. Options have been granted during the last three fiscal years in the following Thermo Electron companies: Thermo Electron (designated in the table as TMO), Thermedics (designated in the table as TMD), Thermo BioAnalysis Corporation (designated in the table as
     TBA), Thermo Fibergen Inc. (designated in the table as TFG), ThermoLase Corporation (designated in the table as TLZ), ThermoLyte Corporation (designated in the table as TLT), Thermo Optek Corporation (designated in the table as TOC), ThermoQuest Corporation (designated in the table as
     TMQ), Thermo Sentron Inc. (designated in the table as TSR) and Trex Medical Corporation (designated in the table as TXM).

(2) Represents the amount of matching contributions made by the individual's employer on behalf of executive officers participating in the Thermo Electron 401(k) plan.

(3) Mr. Krauskopf did not meet the definition of "highly compensated" within the meaning of the Securities and Exchange Commission's executive compensation disclosure rules prior to fiscal 1996.

STOCK OPTIONS GRANTED DURING FISCAL 1997

     The following table sets forth information concerning individual grants of stock options made during fiscal 1997 to the Corporation's chief executive officer and the other named executive officers. It has not been the Corporation's policy in the past to grant stock appreciation rights, and no such rights were granted during fiscal 1997.

                                                   OPTION GRANTS IN FISCAL 1997
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                    POTENTIAL REALIZABLE
                                                                                                      VALUE AT ASSUMED
                                                       PERCENT OF                                    ANNUAL RATES OF STOCK
                                                      TOTAL OPTIONS                                  PRICE APPRECIATION FOR
                            NUMBER OF SECURITIES       GRANTED TO      EXERCISE                          OPTION TERM (2)
                             UNDERLYING OPTIONS       EMPLOYEES IN     PRICE PER     EXPIRATION          ---------------
        NAME                    GRANTED (1)            FISCAL YEAR       SHARE          DATE           5%             10%
        ----                    -----------            -----------       -----          ----        --------       ---------
Victor L. Poirier               4,500 (TCA)                0.60%         $26.48        3/13/00        $18,765          $39,420
                               30,000 (TCA)                4.10%         $27.60        6/17/09       $659,100       $1,770,600
                                  800 (TMO)                0.(3)         $34.20        6/3/00          $4,312           $9,056
                                3,600 (TMD)                1.(3)         $19.03        3/20/00        $10,800          $22,680
------------------------------------------------------------------------------------------------------------------------------------


Betty A Silverstein-Russell     3,700 (TCA)                0.50%         $26.48        3/13/00        $15,429          $32,412
                               20,000 (TCA)                2.70%         $27.60        6/17/09       $439,400       $1,180,400
                                  600 (TMO)                0.(3)         $34.20        6/3/00          $3,234           $6,792
------------------------------------------------------------------------------------------------------------------------------------


Timothy J. Krauskopf           20,000 (TCA)                2.70%         $27.60        6/17/09       $439,400       $1,180,400
                                  100 (TMO)                0.(3)         $34.20        6/3/00            $539           $1,132
------------------------------------------------------------------------------------------------------------------------------------




(1) All of the options granted during the fiscal year are immediately exercisable as of the end of the fiscal year. In all cases, the shares acquired upon exercise are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by such corporation or any other Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. The repurchase rights lapse ratably over a five- to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the Corporation or another Thermo Electron company. Certain options have three-year terms, and the repurchase rights lapse in their entirety on the second anniversary of the grant date. The granting corporation may permit the holders of options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation.

(2) The amounts shown in this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock of the granting corporation, the optionee's continued employment through the option period and the date on which the options are exercised.

(3) These options were granted under stock option plans maintained by Thermo Electron companies other than the Corporation and accordingly are reported as a percentage of total options granted to employees of those companies.

STOCK OPTIONS EXERCISED DURING FISCAL 1997

     The following table reports certain information regarding stock option exercises during fiscal 1997 and outstanding stock options held at the end of fiscal 1997 by the Corporation's chief executive officer and the other named executive officers. No stock appreciation rights were exercised or were outstanding during fiscal 1997.

                         AGGREGATED OPTION EXERCISES IN FISCAL 1997 AND FISCAL 1997 YEAR-END OPTION VALUES
------------------------------------------------------------------------------------------------------------------------------------

                                                                                   NUMBER OF
                                                                                  UNEXERCISED
                                                         SHARES                 OPTIONS AT FISCAL        VALUE OF
                                                        ACQUIRED      VALUE         YEAR-END            UNEXERCISED
                                                           ON       REALIZED      (EXERCISABLE/         IN-THE-MONEY
      NAME                        COMPANY               EXERCISE       (1)       UNEXERCISABLE)(2)        OPTIONS
      ----                        -------               --------       ---       -----------------        -------
Victor L. Poirier             Thermo Cardiosystems          300      $4,598        155,550  /--         $1,906,076  /--
                              Thermo Electron                --         --          46,250  /-- (3)       $911,987  /--
                              Thermedics                     --         --          30,100  /--           $213,743  /--
                              Thermedics Detection           --         --           3,333  /--            $23,958  /--
                              Thermo BioAnalysis             --         --           2,000  /--            $19,000  /--
                              Thermo Ecotek               3,750     $40,313              0  /--                 --  /--
                              Thermo Fibergen                --         --           2,000  /--                 --  /--
                              Thermo Fibertek                --         --           4,500  /--            $41,346  /--
                              ThermoLase                     --         --           5,000  /--                 --  /--
                              ThermoLyte                     --         --               0  /2,000              --  /$0 (4)
                              Thermo Optek                   --         --           6,000  /--            $28,680  /--
                              ThermoQuest                    --         --           6,000  /--            $30,000  /--
                              Thermo Sentron                 --         --           7,500  /--                 --  /--
                              ThermoSpectra                  --         --             500  /--                $32  /--
                              Thermo Trex                   360      $7,241              0  /--                 --  /--
                              Trex Medical                   --         --           4,000  /--            $12,500  /--
------------------------------------------------------------------------------------------------------------------------------------

Betty A. Silverstein-Russell  Thermo Cardiosystems           300    $6,773         112,175  /--         $1,523,792  /--
                              Thermo Electron                 --        --          20,887  /--           $232,034  /--
                              Thermedics                      --        --          12,000  /--           $115,732  /--
                              Trex Medical                    --        --           4,000  /--            $12,500  /--
------------------------------------------------------------------------------------------------------------------------------------

 Timothy J. Krauskopf         Thermo Cardiosystems            --        --          62,000  /--           $675,030  /--
                              Thermo Electron                 --        --             100  /--               $899  /--
------------------------------------------------------------------------------------------------------------------------------------




(1) Amounts shown in this column do not necessarily represent actual value realized from the sale of the shares acquired upon exercise of the option because in many cases the shares are not sold on exercise but continue to be held by the executive officer exercising the option. The amounts shown represent the difference between the option exercise price and the market price on the date of exercise, which is the amount that would have been realized if the shares had been sold immediately upon exercise.

(2) All of the options reported outstanding at the end of the fiscal year were immediately exercisable as of the end of the fiscal year, except options to purchase the common stock of ThermoLyte Corporation, which are not exercisable until the earlier of (i) 90 days after the effective date of the registration of the company's common stock under Section 12 of the Exchange Act and (ii) nine years after the grant date. In all cases, the shares acquired upon exercise are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by such corporation or any other Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. For publicly traded companies, the repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the Corporation or another Thermo Electron company. For companies whose shares are not publicly traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date. Certain options have three-year terms and the repurchase rights lapse in their entirety on the second anniversary of the grant date.

(3) Options to purchase 22,500 shares of the common stock of Thermo Electron granted to Mr. Poirier are subject to the same terms as described in footnote (2), except that the repurchase rights of the granting corporation generally do not lapse until the tenth anniversary of the grant date. In the event of the employee's death or involuntary termination prior to the tenth anniversary of the grant date, the repurchase rights of the granting corporation shall be deemed to have lapsed ratably over a five-year period, commencing with the fifth anniversary of the grant date.

(4) No public market existed for the shares underlying these options as of January 3, 1998. Accordingly, no value in excess of exercise price has been attributed to these options.

                   COMMITTEE REPORT ON EXECUTIVE COMPENSATION


EXECUTIVE COMPENSATION

     All decisions on compensation for the Corporation's executive officers are made by the human resources committee of the board of directors (the "Committee"). In reviewing and establishing total cash compensation and stock-based compensation for executives, the Committee follows guidelines established by the human resources committee of the board of directors of its parent company, Thermo Electron. The executive compensation program presently consists of annual base salary ("salary"), short-term incentives in the form of annual cash bonuses, and long-term incentives in the form of stock options (collectively referred to as "total compensation").

     The Committee believes that the total compensation of executive officers should reflect the scope of their responsibilities, the success of the Corporation, and the contributions of each executive to that success. In addition, the Committee believes that base salaries should approximate the mid-point of competitive salaries derived from market surveys and that short-term and long-term incentive compensation should reflect the performance of the Corporation and the contributions of each executive.


ESTABLISHING COMPETITIVENESS

     External competitiveness is an important element of the Committee's compensation policy. The competitiveness of the Corporation's total compensation for its executives is assessed by comparing it to market data provided by compensation consultants and by participating in annual executive compensation surveys, primarily "Project 777," an executive compensation survey prepared by Management Compensation Services, a division of Hewitt Associates. The majority of firms represented in the Project 777 survey are included in the Standard & Poor's 500 Index, but do not necessarily correspond to the companies included in the Corporation's peer group.

     Principles of internal equity are also central to the Committee's compensation policies. Total compensation considered for the Corporation's officers, whether cash or stock-based incentives, is also evaluated by comparing it to total compensation of other executives within the Thermo Electron organization with comparable levels of responsibility for comparably sized business units.

     The process for determining each of these elements for the Corporation's executive officers is outlined below. For its review of the compensation of the other officers of the Corporation, the Committee follows a substantially similar process.


     BASE SALARY

     Base salaries are intended to approximate the mid-point of competitive salaries for similar organizations of comparable size and complexity to the Corporation. Executive salaries are adjusted gradually over time and only as necessary to meet this objective. Increases in base salary may be moderated by other considerations, such as geographic or regional market data, industry trends or internal fairness within the Corporation and Thermo Electron. It is the Committee's intention that over time the base salaries for the chief executive officer and the other named executive officers will approximate the mid-point of competitive data. The salary increases in 1997 for the chief executive officer and the other named executive officers generally reflect this practice of gradual increases and moderation.


     CASH BONUS

     The Committee establishes a median potential bonus for each executive by using the market data on total cash compensation from the same executive compensation surveys as used to determine salaries. Specifically, the median potential bonus plus the salary of an executive officer is approximately equal to the mid-point of competitive total cash compensation for a similar position and level of responsibility in businesses having comparable sales and complexity to the Corporation. The actual bonus awarded to an executive officer may range from zero to three times the median potential bonus. The value within the range (the bonus multiplier) is determined at the end of each year by the Committee in its discretion. The Committee exercises its discretion by evaluating each executive's performance using a methodology developed by its parent company, Thermo Electron, and applied throughout the Thermo Electron organization. The methodology incorporates measures of operating returns which are designed to measure profitability and contributions to shareholder value, and are measures of corporate and divisional performance that are evaluated using graphs developed by Thermo Electron intended to reward performance that is perceived as above average and to penalize performance that is perceived as below average. The measures of operating returns used in the Committee's determinations in fiscal 1997 measured return on net assets, growth in income, and return on sales, and the Committee's determinations also included a subjective evaluation of the contributions of each executive that are not captured by operating measures but are considered important to the creation of long-term value for the Stockholders. These measures of achievements are not financial targets that are met, not met or exceeded. The relative weighting of the operating returns and subjective evaluation varies among the executives, depending on their roles and responsibilities within the organization.

     The bonuses for named executive officers approved by the Committee with respect to fiscal 1997 performance in each instance exceeded the median potential bonus.


     STOCK OPTION PROGRAM

     The primary goal of the Corporation and its parent company, Thermo Electron, is to excel in the creation of long-term value for the Stockholders. The principal incentive tool used to achieve this goal is the periodic award to key employees of options to purchase common stock of the Corporation and other Thermo Electron companies.

     The Committee and management believe that awards of stock options to purchase the shares of both the Corporation and other companies within the Thermo Electron group of companies accomplish many objectives. The grant of options to key employees encourages equity ownership in the Corporation, and closely aligns management's interests to the interests of all the Stockholders. The emphasis on stock options also results in management's compensation being closely linked to stock performance. In addition, because they are subject to vesting periods of varying durations and to forfeiture if the employee leaves the Corporation prematurely, stock options are an incentive for key employees to remain with the Corporation long-term. The Committee believes stock option awards in the parent corporation, Thermo Electron, and the other majority-owned subsidiaries of Thermo Electron, are an important tool in providing incentives for performance within the entire organization.

     In determining awards, the Committee considers for each officer the annual value of all options to purchase shares of the Corporation and other companies within the Thermo Electron organization that vest in the next year and compares the individual's total compensation using this value to competitive data. The Committee uses a modified Black-Scholes option pricing model to determine the value of an option award. In addition, the Committee considers the aggregate amount of net awards to purchase shares of Common Stock granted to all employees over the last five years to monitor the number of aggregate awards to all employees. In reviewing the aggregate number of awards, the Committee considers such factors as the size of the company, its stage of development, and its growth strategy, as well as the aggregate awards and option practices of comparably situated companies.

     The Committee periodically awards stock options based on its assessment of the total compensation of each executive, the actual and anticipated contributions of each executive (which includes a subjective assessment by the Committee of the value of the executive's future potential within the organization), as well as the value of previously awarded options as described above. Such discretionary awards were made to the named executive officers in 1997.


STOCK OWNERSHIP AND RETENTION POLICIES

     The Corporation's compensation program is also designed to encourage executives to own shares of the Corporation's Common Stock. The Committee believes that encouraging executives to retain stock acquired through its stock option program provides additional incentive for executive officers to follow strategies designed to maximize long-term value to Stockholders.

     There are several elements to the Corporation's stock retention program. For example, the Committee annually awards stock options based upon an executive's ownership of the Corporation's Common Stock and unexercised, vested rights to acquire such stock during the prior year. These option awards are independent of the award of stock options as an incentive for management performance. In 1997, the Committee also granted options to purchase Common Stock of the Corporation to the chief executive officer and the other named executive officers under this program. These options have three-year terms and vest 100% on the second anniversary of the date of grant. The awards to the named executive officers in 1997 to purchase shares of the common stock of Thermo Electron and Thermedics were made by those companies under similar programs that award options to certain eligible employees annually, based on the number of shares of the common stock of Thermo Electron or Thermedics held by the employee, as an incentive to buy and hold such company's shares.

     The Committee established a stock holding policy for executive officers of the Corporation in 1996 that required executive officers to own a multiple of their compensation in shares of the Corporation's Common Stock. For the chief executive officer, the multiple was one times his base salary and reference bonus for the calendar year. For all other officers, the multiple was one times the officer's base salary. The Committee deemed it appropriate to permit officers to achieve these ownership levels over a three-year period. This plan was amended in 1998 to apply only to the chief executive officer.

     In order to assist officers in complying with the policy, the Committee also adopted in 1996 a stock holding assistance plan under which the Corporation was authorized to make interest-free loans to officers to enable them to purchase shares of the Common Stock in the open market. The loans are required to be repaid to the Corporation upon the earlier of demand or the fifth anniversary of the date of the loan, unless otherwise authorized by the Committee. No loans were outstanding under this program in fiscal 1997. This plan was also amended in 1998 to apply only to the chief executive officer. See "Relationship with Affiliates - Stock Holding Assistance Plan."

     The Committee also has adopted a policy requiring its executive officers to hold shares of the Corporation's Common Stock acquired upon the exercise of stock options granted by the Corporation. Under this policy, executive officers are required to hold one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the options.


POLICY ON DEDUCTIBILITY OF COMPENSATION

     The Committee has also considered the application of Section 162(m) of the Internal Revenue Code to the Corporation's compensation practices. Section 162(m) limits the tax deduction available to public companies for annual compensation paid to senior executives in excess of $1 million unless the compensation qualifies as "performance-based" or is otherwise exempt from
Section 162(m). The annual compensation paid to individual executives does not approach the $1 million threshold, and it is believed that stock incentive plans of the Corporation qualify as "performance-based." Therefore, the Committee does not believe any further action is necessary in order to comply with Section 162(m). From time to time, the Committee will reexamine the Corporation's compensation practices and the effect of Section 162(m).

1997 CEO COMPENSATION

     The salary and bonus of Mr. Poirier are established using the same criteria as for the salaries and bonuses of the Corporation's other named executive officers. In determining Mr. Poirier's compensation as reported, the Committee considered as part of its subjective evaluation, and, among other things, the delay encountered in receiving approval from the U.S. Food and Drug Administration for the commercial sale of the Corporation's electric left ventricular-assist device.

     In 1997, the Committee also approved stock option awards to Mr. Poirier with respect to the Corporation's Common Stock. The Committee awarded to Mr. Poirier options to purchase 30,000 shares of the Common Stock in fiscal 1997. This award was determined in a manner consistent with awards to other officers, as described above under the caption "Stock Option Program". In addition, the Committee annually considers an award of stock options to executive officers of the Corporation, generally based upon the number of shares of Common Stock and unexercised, vested stock options held by the executive during the year, as an incentive for executives to buy and hold Common Stock. The award of stock options to purchase 4,500 shares of Common Stock to Mr. Poirier in 1997 was made under this program. The award in 1997 of stock options to purchase shares of the common stock of the Corporation's parent company, Thermedics, and of Thermo Electron, Thermedics' parent company, were made by the human resources committees of the board of directors of those companies under a similar program.


                       Dr. Nicholas T. Zervas (Chairman)
                            Dr. Elias P. Gyftopoulos
                               Dr. Leonard Laster

                         COMPARATIVE PERFORMANCE GRAPH

     The Securities and Exchange Commission requires that the Corporation include in this proxy statement a line-graph presentation comparing cumulative, five-year shareholder returns for the Corporation's Common Stock with a broad-based market index and either a nationally recognized industry standard or an index of peer companies selected by the Corporation. The Corporation has compared its performance with the American Stock Exchange Market Value Index and a peer group of companies consisting of Abiomed Inc., Datascope Corp., Boston Scientific Corp., Thoratec Labs Corp., Baxter International, Inc., Medtronic, Inc. and St. Jude Medical, Inc. as of the last trading day of the Corporation's fiscal year.


          COMPARISON OF TOTAL RETURN AMONG THERMO CARDIOSYSTEMS INC.,
         THE AMERICAN STOCK EXCHANGE MARKET VALUE INDEX AND PEER GROUP
                   FROM DECEMBER 31, 1992 TO JANUARY 3, 1998


                             [GRAPH APPEARS HERE]

-----------------------------------------------------------------------------
           12/31/92    12/31/93    12/30/94    12/29/95    12/27/96    1/2/98
-----------------------------------------------------------------------------
TCA          100         203         180         870         486         446
-----------------------------------------------------------------------------
AMEX         100         120         109         137         146         177
-----------------------------------------------------------------------------
PEER GRP     100          77         100         190         220         253
-----------------------------------------------------------------------------

     The total return for the Corporation's Common Stock (TCA), the American Stock Exchange Market Value Index (AMEX) and the Peer Group (PEER GROUP) assumes the reinvestment of dividends, although dividends have not been declared on the Corporation's Common Stock. The American Stock Exchange Market Value Index tracks the aggregate performance of equity securities of companies listed on the American Stock Exchange. The Corporation's Common Stock is traded on the American Stock Exchange under the ticker symbol "TCA."


                          RELATIONSHIP WITH AFFILIATES

     Thermo Electron has adopted a strategy of selling a minority interest in subsidiary companies to outside investors as an important tool in its future development. As part of this strategy, Thermo Electron and certain of its subsidiaries have created several privately and publicly held subsidiaries, and Thermedics Inc. has created the Corporation as a publicly held, majority-owned subsidiary. From time to time, Thermo Electron and its subsidiaries will create other majority-owned subsidiaries as part of its spinout strategy. (The Corporation and such other majority-owned Thermo Electron subsidiaries are hereinafter referred to as the "Thermo Subsidiaries.")

     Thermo Electron and each of the Thermo Subsidiaries recognize that the benefits and support that derive from their affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo Subsidiaries, including the Corporation, have adopted the Thermo Electron Corporate Charter (the "Charter") to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the Charter is to ensure that (1) all of the companies and their stockholders are treated consistently and fairly, (2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined, (3) each company has access to the combined resources and financial, managerial and technological strengths of the others, and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

     To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the "Thermo Group") to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range planning and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt or other obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for determining that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron establishes certain internal policies and procedures applicable to members of the Thermo Group. The cost of the services provided by Thermo Electron to the Thermo Subsidiaries is covered under existing corporate services agreements between Thermo Electron and each of the Thermo Subsidiaries.

     The Charter presently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary, including the Corporation, can withdraw from participation in the Charter upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the Charter in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the policies and procedures applicable to the Thermo Group. A withdrawal from the Charter automatically terminates the corporate services agreement and tax allocation agreement (if any) in effect between the withdrawing company and Thermo Electron. The withdrawal from participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. In addition, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.

     As provided in the Charter, the Corporation and Thermo Electron have entered into a Corporate Services Agreement (the "Services Agreement") under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, employee benefit administration, tax advice and preparation of tax returns, centralized cash management and financial and other services to the Corporation. The Corporation was assessed an annual fee equal to 1.0% of the Corporation's revenues for these services in fiscal 1996 and 1997. The annual fee has been reduced to 0.8% of the Corporation's revenues for fiscal 1998. The fee is reviewed annually and may be changed by mutual agreement of the Corporation and Thermo Electron. During fiscal 1997, Thermo Electron assessed the Corporation $963,000 in fees under the Services Agreement. Management believes that the charges under the Services Agreement are reasonable and that the terms of the Services Agreement are fair to the Corporation. For items such as employee benefit plans, insurance coverage and other identifiable costs, Thermo Electron charges the Corporation based on charges attributable to the Corporation. The Services Agreement automatically renews for successive one-year terms, unless canceled by the Corporation upon 30 days' prior notice. In addition, the Services Agreement terminates automatically in the event the Corporation ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the Services Agreement, the Corporation will be required to pay a termination fee equal to the fee that was paid by the Corporation for services under the Services Agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by the Corporation or as required in order to meet the Corporation's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge the Corporation a fee equal to the market rate for comparable services if such services are provided to the Corporation following termination.

     From time to time the Corporation may transact business with other companies in the Thermo Group.

     The Corporation subleases office and research facilities from Thermedics and pays to Thermedics a pro rata amount based on the actual square footage occupied by the Corporation, at a rate approximately equal to Thermedics' rent per square foot under its prime lease. This sublease expires in February 1999. The Corporation paid approximately $170,000 to Thermedics in sublease payments
during 1997.   The Corporation also pays Thermedics for the Corporation's portion of certain expenses shared with Thermedics at the subleased facilities. In 1997, the Corporation paid Thermedics $285,000 for such expenses.

     As of January 3, 1998, $70,488,000 of the Corporation's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Corporation in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, U.S. government agency securities, money market funds, commercial paper and other marketable securities, in the amount of at least 103% of such obligation. The Corporation's funds subject to the repurchase agreement are readily convertible into cash by the Corporation and have a maturity of three months or less. The repurchase agreement earns a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter.

     Thermo Electron, through its majority-owned subsidiary Thermedics, beneficially owned approximately 55% of the Corporation's outstanding Common Stock on January 3, 1998. Thermo Electron intends for the foreseeable future to maintain at least 50% ownership of the Corporation. This may require the purchase by Thermo Electron of additional shares of the Corporation's Common Stock from time to time as the number of outstanding shares issued by the Corporation increases. These purchases may be made either in the open market or directly from the Corporation.

     Thermo Electron's Tecomet division provides metal fabrication services in connection with the manufacture of the heart assist devices sold by the Corporation. During 1997, the Corporation paid Tecomet $1,872,300 for these services.

     In 1997, the Corporation subleased approximately 8,000 square feet of office and research facilities from Thermedics Detection Inc., a majority-owned public subsidiary of Thermedics, under a two year sublease. In 1997, the Corporation paid a base rent of $40,000 and its pro rata allocation of the facility's aggregate operating costs, real estate taxes and utilities which amount equaled $33,000.

     At January 3, 1998, the Corporation owed Thermo Electron and its other subsidiaries an aggregate of $308,000 for amounts due under the Corporate Services Agreement and related administrative charges, for other products and services, and for miscellaneous items. The largest amount of net indebtedness owed by the Corporation to Thermo Electron and its other subsidiaries since December 29, 1996 was $524,000. These amounts do not bear interest and are expected to be paid in the normal course of business.

     The consideration to be paid for International Technidyne was based on the Corporation's determination of the fair market value of International Technidyne's business. Based on the average of the closing prices of the Common Stock as reported on the American Stock Exchange for the five trading days ending on March 27, 1997 (immediately prior to the Corporation's public announcement of its intention to acquire International Technidyne), the shares to be issued to Thermo Electron had a value of $75,000,000. In addition, prior to the execution of the merger agreement, the board of directors retained Cazenove Incorporated, an investment banking firm, to render an opinion that such consideration was fair to the Corporation from a financial point of view.

     On May 2, 1997, the Corporation agreed to acquire International Technidyne from Thermo Electron in exchange for the right to receive 3, 355,705 shares of the Corporation's Common Stock. International Technidyne manufactures near-patient, whole-blood coagulation testing equipment and related disposables and premium quality, single-use spin-incision devices. The issuance of such shares is subject to shareholders approval of the listing of such shares for trading upon the American Stock Exchange, which was obtained on April 13, 1998.


STOCK HOLDING ASSISTANCE PLAN

     In 1996, the Corporation adopted a stock holding policy which requires its executive officers to acquire and hold a minimum number of shares of Common Stock. In order to assist the executive officers in complying with the policy, the Corporation also adopted a stock holding assistance plan under which it may make interest-free loans to certain key employees, including its executive officers, to enable such employees to purchase the Common Stock in the open market. No such loans are currently outstanding under the plan. This policy and plan were amended in 1998 to apply only to the chief executive officer of the Corporation in the future.


                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The board of directors has appointed Arthur Andersen LLP as independent public accountants for fiscal 1998. Arthur Andersen LLP has acted as independent public accountants for the Corporation since its inception in 1988. Representatives of that firm are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions. The board of directors has established an audit committee, presently consisting of two outside directors, the purpose of which is to review the scope and results of the audit.


                                  OTHER ACTION

     Management is not aware at this time of any other matters that will be presented for action at the Meeting. Should any such matters be presented, the proxies grant power to the proxy holders to vote shares represented by the proxies in the discretion of such proxy holders.


                             STOCKHOLDER PROPOSALS

     Proposals of Stockholders intended to be presented at the 1999 Annual Meeting of the Stockholders of the Corporation must be received by the Corporation for inclusion in the proxy statement and form of proxy relating to that meeting no later than December 29, 1998.


                             SOLICITATION STATEMENT

     The cost of this solicitation of proxies will be borne by the Corporation. Solicitation will be made primarily by mail, but regular employees of the Corporation may solicit proxies personally or by telephone or telegram. Brokers, nominees, custodians and fiduciaries are requested to forward solicitation materials to obtain voting instructions from beneficial owners of stock registered in their names, and the Corporation will reimburse such parties for their reasonable charges and expenses in connection therewith.

Woburn, Massachusetts
April 23, 1998

                                 FORM OF PROXY


                           THERMO CARDIOSYSTEMS INC.


        PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 1, 1998



          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

          The undersigned hereby appoints John N. Hatsopoulos, Victor L. Poirier and Melissa F. Riordan or any one of them in the absence of the others, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Annual Meeting of the Stockholders of Thermo Cardiosystems Inc., a Massachusetts corporation (the "Company"), to be held on Monday, June 1, 1998, at 1:30 p.m. at The Hyatt Regency Scottsdale Resort at Gainey Ranch, Scottsdale, Arizona, and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company standing in the name of the undersigned on April 3, 1998, with all of the powers the undersigned would possess if personally present at such meeting:



           (IMPORTANT - TO BE SIGNED AND DATED ON THE REVERSE SIDE.)

           Please mark your
[ X ]      votes as in this
           example.

1.  ELECTION OF DIRECTORS OF THE COMPANY (see reverse).

          FOR       [    ]          WITHHELD  [    ]

______________________________________
FOR all nominees listed at right, except authority to vote withheld for the following nominees (if any)

NOMINEES: Walter J. Bornhorst, Elias P. Gyftopoulos, John T. Keiser, Leonard Laster, Victor L. Poirier, John W. Wood Jr. and Nicholas T. Zervas.

2. In their discretion on such other matters as may properly come before the Meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE PROPOSALS SET FORTH ABOVE IF NO INSTRUCTION TO THE CONTRARY IS INDICATED OR IF NO INSTRUCTION IS GIVEN.

Copies of the Notice of Meeting and of the Proxy Statement have been received by the undersigned.

SIGNATURE(S)_______________________________________   DATE_________________

NOTE: This proxy should be dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.